Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made, entered into and effective as of May 1, 2023 (the “Effective Date”), by and between Ascent Solar Technologies, Inc. (the “Company”) and Paul Warley (the “Executive”). The Company and the Executive, each intending to be legally bound by the terms hereof, agree as follows:

1. Employment Term. The Company hereby employs Executive, and Executive accepts employment, upon the terms and conditions of this Agreement for a term running from the Effective Date to and including December 31, 2025 (the “Term”), unless terminated earlier pursuant to Section 4 of this Agreement.

2. Offices; Other Activities.

2.1 Office and Duties. From and after the Effective Date, Executive shall serve as Chief Executive Officer of the Company. Executive shall have the duties and authority as are prescribed by the bylaws of the Company for such office on the date of this Agreement, such other duties and responsibilities as have customarily been performed by the Chief Executive Officer, and other duties and responsibilities as may be assigned to him by the Company’s Board of Directors (the “Board”), provided that such assignments by the Board are customary and appropriate for the Chief Executive Officer of the Company. During the Term of this Agreement, Executive shall report directly to the Board and the committees of the Board. Executive shall be given such authority as is appropriate to carry out his duties.

2.2 Efforts and Other Activities. During the Term, except for periods of vacation, sick leave, personal leave granted by the Board, or leave to which the Executive is entitled under law, Executive shall devote reasonable attention and time to the business and affairs of the Company to the extent necessary to discharge his duties under this Agreement.

2.3 Place of Business. Executive’s services shall be performed at the Company’s offices in Thornton, Colorado; provided, however, that Executive shall not be required to be regularly present in the Company’s offices during normal business hours until the Company has received the Financing (as defined in Section 3.1 herein).

3. Compensation and Benefits.

3.1 Base Salary; Bonus. The Company shall pay to Executive a base salary at the rate of $400,000 per annum (“Base Salary”), provided that the Base Salary shall be prorated based on the number of days of employment of Executive with the Company for any partial calendar year during the Term. Base Salary will be payable in periodic installments in accordance with the Company’s customary practices for executive officers. In addition to the Base Salary, the Company will pay to Executive a one-time bonus in the amount of $100,000 promptly after the Effective Date. The Company shall also pay to Executive a discretionary bonus of up to 75% of the Base Salary, based upon Employee and Company performance in any calendar year, consistent with standard terms and timing of bonus payments by the Company. Amounts payable will be reduced by standard withholding and other authorized deductions only to the extent that such amounts are subject to U.S. tax laws.

3.2 Incentive Plans; Welfare Benefit Plans. Executive shall be eligible for participation in the Company’s stock incentive plan and shall receive all benefits under welfare benefit plans (including group health, disability and life insurance plans and programs) as shall be in effect from time to time, to the extent applicable to other executive officers of the Company.

3.3 Reimbursement of Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures generally applicable to senior executive officers of the Company.

3.4 Vacations and Leave.

(a) During the Term, at such reasonable times as the Board shall permit, Executive shall be entitled, without loss of pay, to be absent from the performance of his duties under this Agreement. In addition, Executive shall be entitled to fifteen (15) days of paid vacation in each calendar year in accordance with policies established by the Company for senior executive officers of the Company.

(b) Executive shall be entitled to sick leave (without loss of pay) in accordance with the Company’s policies in effect from time to time, and other personal and family leave as may be provided by law.

3.5 Inducement Equity.

(a) Initial Grant. The Company granted the Executive 700,000 restricted stock units (“RSUs”) in connection with Executive’s prior engagement as chief financial officer of the Company. The RSUs were granted as an “inducement grant” (outside of the share pool), but shall have terms and conditions no less favorable than if they were issued under the Company’s Seventh Amended and Restated 2008 Restricted Stock Plan (to the extent the terms would be applicable to RSUs).

(b) Vesting. The RSUs shall vest as follows: 20% were immediately vested upon grant, and the remaining 80% shall vest in equal monthly increments over the thirty-six (36) month period immediately following the date of the initial grant for so long as Executive is employed by the Company on such vesting dates. Notwithstanding the foregoing, any outstanding and unvested RSUs will accelerate and fully vest upon the earlier of (i) a Change of Control (as defined below) and (ii) the termination of Executive’s employment for any reason other than by the Company for Cause (as defined in Section 5.5) or by Executive without Good Reason (as defined in Section 5.5) (a “Protected Termination”).

(c) Settlement. The RSUs shall be settled (to the extent outstanding and vested as of each applicable settlement date) in eight equal increments on the last business day of each calendar quarter beginning on the initial settlement date, December 31, 2024. Notwithstanding the foregoing, any RSUs that are then outstanding and vested (determined following application of the second sentence of Section 3.5(b)) will be settled upon the earlier of (i) a Change of Control (as defined below) and (ii) a Protected Termination. At the election of the Company or the Executive prior to each settlement date, the RSUs shall be “net settled” and the Company shall retain such number of shares for sale on behalf of the Executive at a price equal to the fair market value of the shares on the settlement date as will be sufficient for the payment of withholding tax liability. The shares underlying the RSUs (including reoffers and resales thereof) shall be issued pursuant to an effective registration statement under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.

As used herein, the term “Change of Control” shall be deemed to have occurred if, after the Effective Date, (i) the beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the Company is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), (ii) the merger or consolidation of the Company with or into another corporation where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all, or assets having a gross fair market value in excess of 40% of the gross fair market value of all of the Company’s assets to an entity, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition.

3.6 Other Benefits. Upon such time that the Executive relocates his residence to a new residence in Colorado, Executive will be entitled to be paid by the Company a one-time moving allowance up to a total of $30,000. Executive shall be solely responsible for any taxes payable as a result of such moving allowance.

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3.7 Conflict. In the event of any conflict between this Agreement and the terms of any benefit, severance, deferred compensation, incentive or similar plan or agreement in which the Executive is or becomes a participant during the Term (other than a stockholder-approved plan or ERISA plan), the provisions of this Agreement shall apply unless the Executive makes specific written election otherwise, but Executive shall not be entitled to duplicative payments or benefits.

4. Termination of Employment.

4.1 Death, Disability or Retirement. Executive’s employment shall terminate upon the Executive’s death, Disability or Retirement during the Term.

(a) For purposes of this Agreement, “Disability” means a serious injury or illness that requires Executive to be under regular care of a licenses medical physician and renders the Executive incapable of performing the essential function of the Executive’s position for twelve (12) consecutive months as determined by the Board in good faith and upon receipt of and in reliance on competent medical advice from one or more individuals selected by the Board, who are qualified to give professional medical advice. Executive will submit to such medical or psychiatric examinations and tests as such medical professional deems necessary to make any determination of Executive’s Disability and consent to such medical professional sharing the results of such examination with a representative of the Board.

(b) For purposes of this Agreement, “Retirement” means retirement of Executive when eligible to receive retirement benefits under a retirement plan then in effect for the Company, the Executive having reached the age of mandatory retirement (if such requirement then exists for the Company’s senior executive officers) or any other retirement by Executive with the consent of the Board.

4.2 Termination by the Company with Cause. The Company may terminate the Executive’s employment during the Term for Cause. For purposes of this Agreement, the term “Cause” means: (i) the Executive has been convicted in a federal or state court of a crime classified as a felony; (ii) action or inaction by the Executive (A) that constitutes embezzlement, theft, misappropriation or conversion of assets of the Company or its subsidiaries which alone or together with related actions or inactions involve assets of more than a de minimus amount or that constitutes intentional fraud, gross malfeasance of duty, or conduct grossly inappropriate to Executive’s office, and (B) such action or inaction /has adversely affected or is likely to adversely affect the business of the Company or its subsidiaries, taken as a whole, or has resulted or is intended to result in a direct or indirect gain or personal enrichment of Executive to the detriment of the Company; or (iii) Executive has been grossly inattentive to, or in a grossly negligent manner failed to competently perform, Executive’s job duties and the failure was not cured within 45 days after written notice from the Company. Any termination of Executive’s employment by the Company for Cause shall be communicated by a Notice of Termination (as defined in Section 4.4 below) to the Executive, which Notice of Termination shall be in writing and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under this provision. Executive shall not be deemed to have been terminated for Cause unless and until (x) he receives a Notice of Termination from the Company; (y) he is given the opportunity to be heard before the Board; and (z) the Board finds in its good faith opinion, the Executive was guilty of the conduct set forth in the Notice of Termination.

4.3 Termination by Executive for Good Reason. Executive may terminate his employment with the Company for Good Reason. For purposes of this Agreement, “Good Reason” shall constitute any of the following circumstances if they occur without the Executive’s express written consent during the Term: (i) if the Board should change the duties and responsibilities of Executive in a manner that is inconsistent with the duties and responsibilities of the Chief Executive Officer under the bylaws of the Company as currently in effect; (ii) a reduction in the Executive’s Base Salary as set forth in Section 3.1 hereof; or (iii) a breach by the Company of any provision of this Agreement in any material respect. Executive must provide the Company with a Notice of Termination no later than 45 calendar days after Executive knows or should have known that Good Reason has occurred. Following delivery of Executive’s Notice of Termination, the Company shall have 45 calendar days to rectify the circumstances causing the Good Reason. If the Company fails to rectify the events causing Good Reason within said 45 day period, or if the Company delivers to Executive written notice stating that the circumstances cannot or shall not be rectified, Executive shall be entitled to assert Good Reason and terminate employment as of the expiration of the 45 day period after delivery of the Executive’s Notice of Termination. Should Executive fail to provide the required Notice of Termination in a timely manner, Good Reason shall not be deemed to have occurred as a result of the event. The Term shall not be deemed to have expired during the notice period, however, as long as Executive has provided Notice of Termination within the Term.

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4.4 Notice and Date of Termination. Any termination by the Company, or by Executive, shall be communicated by Notice of Termination to the other party given in accordance with Section 7 hereof. For purposes of this Agreement, a “Notice of Termination” is a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth such additional information as may be required in Section 4.2 or Section 4.3 hereof, to the extent applicable. The “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, the Date of Termination shall be as of the date of Executive’s receipt of the Company’s Notice of Termination, subject to any applicable cure period; (ii) if Executive’s employment is terminated by Executive for Good Reason, the Date of Termination shall be the last day of the 45 day period after delivery of Executive’s Notice of Termination; (iii) if Executive’s employment is terminated by reason of death of the Executive, the date of death shall be the Date of Termination; (iv) if the Executive’s employment is terminated by reason of Disability, the Date of Termination shall be the date of determination of Disability by the Board; (v) if the Executive’s employment is terminated by the Company other than for Cause, death, Disability or Retirement, the Date of Termination shall be the date of receipt of the Notice of Termination by Executive; or (vi) if the Executive terminates his employment other than for Good Reason, the Date of Termination shall be date of receipt of the Notice of Termination by the Company.

5. Severance Benefits.

(a) If, during the Term, (i) the Company terminates the employment of Executive for any reason other than Cause, death, Disability or Retirement, (ii) the Executive terminates his employment with the Company for Good Reason, or (iii) a Change of Control is effectuated and the Executive’s employment is not continued by the entity or group that effectuates a Change of Control, and the Executive signs the release form that is attached to this Agreement as Exhibit A (the “Release”), the Executive shall receive an amount equal to six-twelfths (6/12th) of the Base Salary from the Date of Termination to the end of the Term at the then current rate (the “Severance Benefits”). Subject to the delivery of the executed Release by Executive, the Company shall pay the Severance Benefits in equal monthly installments in cash or good funds in accordance with the normal payroll practices of the Company in effect on the Date of Termination of the Executive commencing on the first payroll payment date following the expiration of thirty (30) days after the Date of Termination; provided that the obligation of the Company to pay such Severance Benefits to the Executive shall be subject to termination under provisions of Section 6.2 hereof in the event Executive should violate the covenant set forth therein. The Company shall withhold from any amounts payable under this Agreement all federal, state, city or other income and employment taxes that shall be required. Notwithstanding the foregoing, the payment schedule for Severance Benefits may be modified or adjusted if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, to the extent necessary to comply with such Section and the regulations thereunder, but in no event shall the aggregate amount of the Severance Benefits be reduced as a result of such modification or adjustment.

(b) Executive shall not be entitled to receive Severance Benefits if employment with the Company is terminated by reason of the death of the Executive, the Disability of the Executive as defined in Section 4.1(a), or by reason of termination of employment by the Company with Cause as defined in Section 4.2; or by reason of termination of employment by the Executive unless the employment is terminated for Good Reason as defined in Section 4.3 hereof.

(c) The Executive shall be under no duty or obligation to seek or accept other employment and shall not be required to mitigate the amount of severance benefits provided under this Agreement by seeking employment or otherwise.

6. Non-Competition.

6.1 Non-Competition; Nonsolicitation of Employee. The Executive will not during the Restricted Period (herein defined):

(a) become Employed by a Competitor Company; or

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(b) solicit or induce any employees of the Company to leave such employment or accept employment with any Competitor Company.

“Competitor Company” means any entity that conducts any business of designing, manufacturing or selling thin-film photovoltaic technology.

“Employed” includes activities as an owner, proprietor, employee, agent, solicitor, partner, member, manager, principal, shareholder (owning more than 1% of the outstanding stock), consultant, officer, director or independent contractor.

“Restricted Period” means a period of 12 months from the Date of Termination.

6.2 Remedies for Breach. If the Executive is deemed to have materially breached the non-competition covenants set forth in Section 6.1 of this Agreement, the Company may, in addition to seeking an injunction or any other remedy they may have, withhold or cancel any remaining payments of Severance Benefits due to the Executive pursuant to Section 5 of this Agreement. The Company shall give prior or contemporaneous written notice of such withholding or cancellation of payments in accordance with Section 5 hereof. If the Executive violates any of these restrictions, the Company shall be further entitled to an immediate preliminary and permanent injunctive relief, without bond, in addition to any other remedy which may be available to the Company.

6.3 Reasonableness of Restrictions. The Company and Executive agree that the restrictions in this Agreement are fair and reasonable in all respects, including the geographic and temporal restrictions, and that the benefits described in this Agreement, to the extent any separate or special consideration is necessary, are fully sufficient consideration for the Executive’s obligations under this Agreement.

6.4 Confidentiality. Executive will remain obligated under any confidentiality or nondisclosure agreement with the Companies (or any of them) that is currently in effect or to which the Executive may in the future be bound. In the event that the Executive is at any time not the subject of a separate confidentiality or nondisclosure agreement with the Companies (or any of them), Executive expressly agrees that Executive shall not use for the Executive’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company any confidential or competitive material or information of the Companies or their subsidiaries, including without limitation, any information regarding insureds or other customers, actual or prospective, and the contents of their files; marketing, underwriting or financial plans or analyses which is not a matter of public record; claims practices or analyses which are not matters of public record; pending or past litigation in which the Companies have been involved and which is not a matter of public record; and all other strategic plans, analyses of operations, computer programs, personnel information and other proprietary information with respect to the Companies which are not matters of public record. Executive shall return to the Companies promptly, and in no event later than the Date of Termination, all items, documents, lists and other materials belonging to the Companies or their subsidiaries, including but not limited to, credit, debit or service cards, all documents, computer tapes, or other business records or information, keys and all other items in the Executive’s possession or control.

7. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or commercial courier or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below or to such other address as one party may have furnished to the other in writing in accordance herewith.

Notice to the Executive:

Paul Warley

15 Leighton Court

Atlanta, Georgia 30327

Notice to the Company:

Chief Executive Officer

Ascent Solar Technologies, Inc.

12300 Grant St.

Thornton, Colorado 80241-3120

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8. Arbitration. The Company and Executive agree that final and binding arbitration shall be the sole recourse to settle any claim or controversy arising out of or relating to a breach or the interpretation of this Agreement, except as either party may be seeking injunctive relief. Either party may file a demand for arbitration. The arbitration shall be held at a mutually agreeable location, and shall be subject to and in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect; provided that if the location cannot be agreed upon the arbitration shall be held in Thornton, Colorado. The arbitrator may award any and all remedies allowable by the cause of action subject to the arbitration, but the arbitrator’s sole authority shall be to interpret and apply the provisions of this Agreement. In reaching its decision the arbitrator shall have no authority to change or modify any provision of this Agreement or other written agreement between the parties. The arbitrator shall have the power to compel the attendance of witnesses at the hearing. Any court having jurisdiction may enter a judgment based upon such arbitration. All decisions of the arbitrator shall be final and binding on the parties without appeal to any court. Upon execution of this Agreement, the Executive shall be deemed to have waived any right to commence litigation proceedings regarding this Agreement outside of arbitration or injunctive relief without the express consent of the Company. The Company shall pay all arbitration fees and the arbitrator’s compensation. If the Executive prevails in the arbitration proceeding, the Company shall reimburse to the Executive the reasonable fees and expenses of Executive’s personal counsel for his or her professional services rendered to the Executive in connection with the enforcement of this Agreement.

9. Miscellaneous.

(a) Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Agreement shall be valid or recognized by the Company.

(b) This Agreement sets forth the entire agreement between the parties with respect to the matters set forth herein. This Agreement may not be modified or amended except by written agreement intended as such and signed by all parties.

(c) This Agreement shall benefit and be binding upon the parties and their respective directors, officers, employees, representatives, agents, heirs, successors, assigns, devisees, and legal or personal representatives.

(d) The Company, from time to time, shall provide government agencies with such reports concerning this Agreement and copies thereof as may be required by law, and shall provide Executive with such disclosure concerning this Agreement as may be required by law or as the Company may deem appropriate.

(e) Executive and the Company respectively acknowledge that each of them has read and understand this Agreement, that they have each had adequate time to consider this Agreement and discuss it with each of their attorneys and advisors, that each of them understands the consequences of entering into this Agreement, that each of them is knowingly and voluntarily entering into this Agreement, and that they are each competent to enter into this Agreement.

(f) If any provision of this Agreement is determined to be unenforceable, at the discretion of the Company the remainder of this Agreement shall not be affected but each remaining provision shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law.

(g) This Agreement will be interpreted as a whole according to its fair terms. It will not be construed strictly for or against either party.

(h) Except to the extent that federal law controls, this Agreement is to be construed according to Delaware law.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement on the date first written above.

ASCENT SOLAR TECHNOLOGIES, INC. /s/ David Peterson Name: David Peterson Title: Chairman of the Board of Directors EXECUTIVE
/s/ Paul Warley Paul Warley

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EXHIBIT A

FORM OF GENERAL RELEASE AGREEMENT

1. Release Paul Warley (“Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Ascent Solar Technologies, Inc. (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this General Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law, regulation, ordinance, constitution or common law (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (2) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (3) any rights to continued insurance coverage that Executive may have under COBRA; or (4) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993, has not suffered from any workplace injury which has not been reported to the Company prior to execution of this Release.

2.Acknowledgement of Payment of WagesExcept for accrued vacation (which the parties agree totals approximately XX days of pay) and salary for the current pay period, Executive acknowledges that he has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus, incentive or other wages), and usual benefits through the date of this Agreement.

3.Waiver of Unknown ClaimsThis Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

4.ADEA WaiverExecutive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:

In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before executing this Agreement;

He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

He was given a copy of this Agreement on ___________, and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to the expiration of such 21-day period he will have done so voluntarily and with full knowledge that he is waiving his right to have 21 days to consider this Agreement; and that such 21-day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such 21-day period after he received it;

He was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises this revocation right, neither the Company nor Executive will have any obligation under this Agreement. Any notice of revocation should be sent by Executive in writing to the Company (attention: XXXXXXX), [address], so that it is received within the 7-day period following execution of this Agreement by Executive.

Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

5.No Transferred ClaimsExecutive represents and warrants to the Company that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

6.Return of PropertyExecutive represents and covenants that he has returned to the Company (a) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized electronic information, that refer, relate or otherwise pertain to the Company or any of its Affiliates (as defined in the Employment Agreement) that were in Executive’s possession, subject to Executive’s control or held by Executive for others; and (b) all property or equipment that Executive has been issued by the Company or any of its Affiliates during the course of his employment or property or equipment that Executive otherwise possessed, including any keys, credit cards, office or telephone equipment, computers (and any software, power cords, manuals, computer bag and other equipment that was provided to Executive with any such computers), tablets, smartphones, and other devices. Executive acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any property or equipment of the Company or any of its Affiliates. Executive further agrees that Executive will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any of its Affiliates that has been or is inadvertently directed to Executive following the date of the termination of Executive’s employment.

7.MiscellaneousThe following provisions shall apply for purposes of this Agreement:

(a) Section Headings. The section headings, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

(b) Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of Colorado notwithstanding any other conflict of law provision to the contrary.

(c) Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(d) Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(e) Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

(f) Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it.

ASCENT SOLAR TECHNOLOGIES, INC. Name: Title:
Paul Warley